Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-199861 of New Moon B.V. on Form S-4 and in the proxy statement/prospectus, which is part of this Registration Statement, of our reports dated February 27, 2014 (August 6, 2014 as to Note 3), relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of the Company filed on August 6, 2014, and to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

December 23, 2014